Exhibit 99.1

Quest Resource Holding Corporation Announces First Quarter 2014 Financial Results

Frisco, TX – May 15, 2014 – Quest Resource Holding Corporation (OTCQB: QRHC), a leading provider of integrated sustainability and recycling solutions to businesses, today announced financial results for the first quarter 2014.

First Quarter 2014 Highlights:

•	First quarter 2014 revenues of $38.2 million

•	Net loss decreased to $1.5 million from $3.3 million for the prior year first quarter

•	EBITDAS of $500,000 compared with $(700,000) for the first quarter of 2013

•	Company approved for listing on NASDAQ

•	Continued decrease in customer concentration

•	Restructured and relocated operations to reduce future operating expenses

For the first quarter of 2014, revenues increased to $38.2 million compared with $300,000 for the first quarter of 2013. Net loss decreased to $1.5 million from $3.3 million for the prior year first quarter. The loss per share on a basic and diluted basis was $(0.02) for the first quarter of 2014 compared with a loss per share of $(0.06) for the comparable quarter in 2013.

EBITDAS was $500,000 for the quarter ended March 31, 2014 compared with ($700,000) for the prior year quarter. We use the non-GAAP measurement of earnings before interest, taxes, depreciation, amortization, and stock-related non-cash charges (“EBITDAS”) to evaluate our performance. EBITDAS is a non-GAAP measure that we believe can be helpful in assessing our overall performance as an indicator of operating and earnings quality.

Gross profit margin increased to $3.3 million for the first quarter of 2014 compared with $300,000 for the comparable quarter in 2013.

“We entered 2014 on a high note with a $150 million revenue run rate and have seen the momentum continue into the first quarter. We are pleased to report positive EBITDAS, which is a good reflection of a quarter reported without the burden of significant non-recurring expenses we incurred in prior quarters. We believe we are poised to have another banner sales year as we are adding several new customer locations and have seen an increase in our bid flow,” commented Brian Dick, President and CEO of the Company.

“We continue to see a decrease in customer concentration, as our largest client dropped by approximately 10% as a percentage of our total revenue. We are also pleased that Earth911 is now fully integrated into our operations and working towards a commercialization strategy, which includes a robust online marketplace for marketing recycled products,” added Mr. Dick.

“Additionally, we are very pleased to have been approved for listing on the NASDAQ Capital Market. We believe that the increased visibility that comes with this listing will lead to improved liquidity, which will ultimately benefit existing and future shareholders.” Mr. Dick concluded.

About Quest Resource Holding Corporation

Quest provides effective programs for sustainability, recycling, and resource management. Through its subsidiaries, Quest Resource Management Group, LLC and Earth911, Inc., Quest designs and manages the program’s execution and delivers the digital resource for content and data for a lower-waste lifestyle. Quest is dedicated to creating a more sustainable and profitable approach for its enterprise clients, and a multifaceted and inclusive medium for sustainability publishing. (OTCQB: QRHC)(www.QRHC.com)

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding our belief that EBITDAS is a non-GAAP measure that can be helpful in assessing our overall performance as an indicator of operating and earnings quality; our belief that we are poised to have another banner sales year as we are adding several new customer locations and have seen an increase in our bid flow; and our belief that the increased visibility that comes with the Nasdaq listing will lead to improved liquidity, which will ultimately benefit existing and future shareholders. These statements are based on our current expectations, estimates, projections, beliefs, and assumptions. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including, but not limited to, competition in the environmental services industry, the impact of the current economic environment, and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (SEC), including our Report on Form 10-K for the year ended December 31, 2013. You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Contact:

Casey Stegman

Director of Investor Relations

Stonegate Securities

Tel: (214) 987-4121

casey@stonegateinc.com

Financial Table

The following table reflects the reconciliation from net loss to EBITDAS for the three months ended March 31, 2014 and 2013:

RECONCILIATION OF NET LOSS TO EBITDAS

(UNAUDITED)

	For the Three Months Ended March 31,
	2014	2013
Net loss	$(1,488,423)	$(3,297,604)
Interest expense	875,467	308,414
Income tax expense (benefit)	—	—
Depreciation and amortization	951,663	14,980
Stock-based compensation	162,995	784,105
Other expenses	—	1,465,000

EBITDAS	$501,702	$(725,105)